EXHIBIT 99.1

N E W S   B U L L E T I N
                                               Youbet.com, Inc.
                                                5901 De Soto Ave.
                                                Woodland Hills, CA 91367
                                                NasdaqSC: UBET
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FOR FURTHER INFORMATION:

Ivan Roth
Investor Relations
818-668-2100
InvestorRelations@youbet.com

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FOR IMMEDIATE RELEASE
May 15, 2003

             Youbet announces record handle and revenues for Q1 2003

Woodland Hills, CA, May 15, 2003 - Youbet.com, Inc. (NasdaqSC: UBET), the leading online live event and wagering company, today announced that First Quarter 2003 marked the company's fourth consecutive quarter of record growth.

The gross handle for the first quarter set a new record at $61.0 million, up substantially from $27.1 million in the first quarter 2002, and includes a record-breaking gross handle of $21.1 million for the month of March, 2003.

Gross revenues increased 323% to $11.0 million for the quarter ended March 31, 2003 as compared to $2.6 million in the first quarter of 2002. Net revenues, after payments to our track partners and licensing fees, were $3.8 million for the first quarter 2003 compared to $1.7 million in the first quarter of 2002. Expenses for the quarter were $3.4 million, up $135,000 when compared to the first quarter of 2002.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $522,000 for the first quarter of 2003, a $2.0 million improvement over the comparable quarter of 2002.

As of March 31, 2003, net working capital increased $2.0 million to $275,000 compared to a net working capital deficit of $2.3 million at December 31, 2002.

President and Chief Operating Officer Chuck Champion commented, "2002 represented a turnaround year for the Youbet team. Our focus was on cutting costs as well as growing handle and revenues, and we successfully accomplished both. We have demonstrated the scalability of our operation as we again increased the revenues and the customer base while managing our costs. We are committed to continued enhancement of our product offering and of our operating performance. Our focus on the high margin segments of the business differentiates us from our competitors, and has fueled our relative improvement in year over year comparisons."


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An extract of the Company's first quarter, 2003 results appears below. They are both preliminary and unaudited.


                                                           Youbet.com, Inc.
                                                  Statement of Operations (Unaudited)
                                     For The Three Months Ended March 31, 2003 and March 31, 2002

                                                              Q1 2003           Q1 2002     Change
                                                              -------           -------     ------


                                                              (In millions except per share amounts)


Handle                                                        $60.966          $27.057            $33.909


Gross Revenue                                                 $11.006           $2.617             $8.389


Net Revenue                                                   $ 3.829           $1.721             $2.108


Operating Expenses                                            $ 3.364           $3.229             $0.135


Depreciation and Amortization                                 $ 1.384           $1.399             $(0.015)
                                                              -------           --------

Net Loss                                                      $ (1.248)         $(2.896)           $1.648
                                                             =========          ========

Basic and Diluted Loss per Share                              $ (0.05)          $ (0.15)

----------------------------------------------------------------------------------------------------------


Reconciliation of Net Loss to EBITDA:


         Net Loss                                             $ (1.248)         $ (2.896)        $1.648


         Depreciation and Amortization                        $ 1.384           $1.399           $(0.015)


         Interest (Income) Expense                            $ 0.386           $ (0.011)        $ .397
                                                              ---------         ---------


EBIDTA (1)                                                    $0.522            $ (1.508)        $2.030
                                                              ======            =========



 (1) Represents net income (loss) before interest income and expense, tax expense or benefit, and depreciation and amortization. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash provided by or used in operating activities and should not be considered in isolation, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles. However, we believe EBITDA is a valuable alternative measure of performance to our investors.





To be added to Youbet.com's investor relations e-mail list, please contact Ivan Roth in Investor Relations at Youbet.com, InvestorRelations@youbet.com.




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About Youbet.com


Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness horse racing content in the United States. Members have the ability to watch and, in most states, the ability to wager on virtually 100% of all major domestic horse racing content via its exclusive closed-loop network. Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the minute track information, real-time wagering information, phone wagering and value-added handicapping products.


Youbet.com is a patent and content licensee and maintains strategic relationships with TVG, an indirect subsidiary of Gemstar-TV Guide International, Inc. (Nasdaq NMS: GMST) and MEC Pennsylvania Racing, part of Magna Entertainment Corp. (Nasdaq NMS: MECA). Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates Youbet.com TotalAccessTM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.Youbet.com.





Forward-Looking Statements


Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Youbet.com's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.



Note: You Bet is a registered trademark of Youbet.com, Inc. All other brands and products referenced herein are the trademarks or registered trademarks of their respective holders.


To open an account, please visit www.Youbet.com or call Member Services toll free at


1-888-YOUBET8 (968-2388).

===============================================================================


Copyright(C)2003 Youbet.com, Inc. All rights reserved.
You Bet is a registered trademark of Youbet.com, Inc.




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